As filed with the Securities and Exchange Commission on July 2, 1999
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

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                          Commission File Number: 0-367

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                               ROANOKE GAS COMPANY
             (Exact name of registrant as specified in its charter)

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                            519 Kimball Avenue, N.E.
                             Roanoke, Virginia 24016
                                 (540) 777-4427

          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

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                Common Stock, par value $5.00 per share (Title of
                 each class of securities covered by this Form)

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                                      None
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

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     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      [ X ]        Rule 12h-3(b)(1)(ii)      [   ]
        Rule 12g-4(a)(1)(ii)     [   ]        Rule 12h-3(b)(2)(i)       [   ]
        Rule 12g-4(a)(2)(i)      [   ]        Rule 12h-3(b)(2)(ii)      [   ]
        Rule 12g-4(a)(2)(ii)     [   ]        Rule 15d-6                [   ]
        Rule 12h-3(b)(1)(i)      [ X ]


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        Approximate number of holders of record as of the certification of notice date: one.

        Pursuant to the requirements of the Securities Exchange Act of 1934, The Roanoke Gas Company has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 2, 1999                 By:  s/John B. Williamson, III
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                                          John B. Williamson, III
                                          President and Chief Executive
                                          Officer